Stillwater Mining Provides Operations Update and Announces Second Quarter 2012 Results Webcast and Conference Call

BILLINGS, MT -- (Marketwire - July 25, 2012) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) announced today that its mined production of palladium and platinum for the second quarter of 2012 totaled 133,400 ounces. Total mined production for the second quarter of 2011 was 142,700 ounces. For the first half of 2012, total mined production was 254,200 ounces compared to 273,800 ounces for the first six months of 2011. Based on results for the first half of 2012 and projections for the remainder of the year, the Company reiterated its full year guidance for 2012 of approximately 500,000 ounces of mined production.

2012 Production by Quarter

(Mined Ounces)              First Quarter   Second Quarter    Year-To-Date
                          ---------------- ---------------- ----------------

Stillwater Mine                     87,700           98,100          185,800
Palladium                           67,600           75,300          142,900
Platinum                            20,100           22,800           42,900

East Boulder Mine                   33,100           35,300           68,400
Palladium                           25,800           27,500           53,300
Platinum                             7,300            7,800           15,100

Company Total                      120,800          133,400          254,200
Palladium                           93,400          102,800          196,200
Platinum                            27,400           30,600           58,000

During the second quarter of 2012, the Company's recycling facilities processed a total of 123,100 ounces of palladium, platinum and rhodium. This compares to a total of 125,200 ounces of recycled PGMs processed during the second quarter of 2011. For the first half of 2012, the Company processed 230,400 ounces of PGMs from recycled material. By comparison, in the first six months of 2011, the Company processed about 240,800 ounces of recycled material.

The Company continued to make progress during this year's second quarter on its Blitz and Graham Creek development projects in Montana, which are situated adjacent to the Stillwater and East Boulder mines, respectively. The underground launch chamber for the Blitz tunnel boring machine (TBM) at the Stillwater Mine was excavated during the first half of this year. The principal components of the Blitz TBM have now arrived on site and assembly is nearing completion. It is anticipated that the Blitz TBM will be commissioned by the end of the third quarter this year. The TBM for the Graham Creek project at the East Boulder Mine, which got underway in 2011, advanced an additional 1,200 feet during the 2012 second quarter. Through the end of the second quarter, approximately 3,700 feet of the planned 8,200 feet of new primary access for the Graham Creek project had been completed. The Company currently remains on target to complete the Graham Creek TBM advance during the second quarter of 2013.

As announced previously, the Company, through its 75%-owned subsidiary, Stillwater Canada Inc., recently submitted the Environmental Impact Statement (EIS) for its Marathon PGM-copper project in northern Ontario to a Joint Federal and Provincial Review Panel. Over the next several months, this review panel will coordinate an assessment of the project with local communities, organizations and other potentially affected parties in the Marathon area. Following a transaction that closed early in this year's second quarter, Mitsubishi Corporation now holds a 25% interest in Stillwater Canada Inc. and the Marathon project.

The Company also recently released its first Corporate Sustainability Report. The report is aligned with the Company's strategic vision for sustainability and corporate responsibility, and encompasses key initiatives and performance measures in the areas of safety, environmental performance and social responsibility. The full report is accessible through the Company's website: www.stillwatermining.com.

Commenting on second quarter performance, Frank McAllister, Stillwater's Chairman and CEO, noted, "We are extremely pleased with our production results and the progress made on our development initiatives during this year's second quarter. Mine production results have been consistent with expectations and we are maintaining our 500,000 ounce target for 2012 mine production, even though mine production was less than that achieved in last year's very strong second quarter. In addition, we are particularly excited about the publication of our first Corporate Sustainability Report and recommend it for your consideration. Stillwater's operating philosophy and strategic objectives include embracing a commitment to sustainable and responsible mining. This new report describes some of the ways the Company is fulfilling its commitment to operate responsibly."

Second Quarter Results Webcast and Conference Call

Stillwater Mining Company will release its second quarter 2012 earnings results before the United States financial markets open on Wednesday, August 8, 2012. The Company will conduct a conference call to discuss results the same day at approximately 12:00 p.m. Eastern Daylight Time.

Dial-In Numbers:
United States: (800) 230-1059
International: (612) 288-0329

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 254899. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2011 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:

Mike Beckstead
(406) 373-8971